UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2012

CHECKPOINT SYSTEMS, INC.
(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)

101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)

856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 16, 2012, John R. Van Zile announced his retirement as Senior Vice President, General Counsel and Secretary of Checkpoint Systems, Inc. (the “Company”), effective as of September 7, 2012.

In connection with Mr. Van Zile’s retirement, on August 16, 2012, the Company and Mr. Van Zile entered into a Confidential Separation Agreement and General Release (the “Agreement”).  Under the Agreement, Mr. Van Zile will conclude his service as an executive officer of the Company on September 7, 2012 (the “Retirement Date”), and will receive all earned salary and all unused earned vacation pay through the Retirement Date.  In accordance with the Company’s Termination Policy for Executives, as more fully described in the Company’s 2012 Proxy Statement filed with the Securities and Exchange Commission on April 23, 2012, Mr. Van Zile will receive severance payments and continued benefits for twenty-four months following the Retirement Date.  Mr. Van Zile has also agreed not to compete with the Company for a period of twenty-four months following the Retirement Date.

The Company and Mr. Van Zile are also in the process of negotiating a separate consulting agreement under which Mr. Van Zile will provide certain consulting services to the Company upon its request for a period of up to one year from the Retirement Date and will be paid an hourly or daily rate for such consulting services.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Date: August 22, 2012	By:	/s/ George Babich, Jr.
Name: George Babich, Jr.
Title: Interim President and Chief Executive Officer